UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/16/2014

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 25, 2014, Discovery Communications, Inc. (the “Company”) entered into a Letter Agreement with John Hendricks, its Founder and Chairman, setting out the terms of Mr. Hendricks’ retirement from the Company (the “Letter Agreement”).
Under the Letter Agreement, the Company agreed to treat Mr. Hendricks, who will be age 62 at retirement, as if he had retired at age 65, resulting in the options granted under the Equity Stake Transition Agreement accelerating and becoming currently exercisable. The options granted under the Equity Stake Transition Agreement were granted in each of October 2008, 2009, 2010 and 2011. They will all expire in October 2018, in accordance with their terms.
The Letter Agreement also provides that Mr. Hendricks will not be eligible for an annual bonus for 2014 and will no longer be eligible for any employee benefits offered by the Company upon his retirement. The Company will also cease making payments under The Restated and Amended Split-Dollar Agreement, which will terminate in accordance with its terms.
The option grants made in 2013 and 2014 are unaffected by the Letter Agreement, and under their terms, classify a separation from employment after reaching age 60 with five years of service as a retirement under which all unvested options accelerate. Accordingly, the unvested options under these grants will become exercisable as of Mr. Hendricks’ retirement and will expire one year later, on May 16, 2015. The PRSU grants made to Mr. Hendricks will be forfeited upon the effective date of his resignation.
Mr. Hendricks also executed a general liability release in favor of the Company and a non-competition agreement, pursuant to which Mr. Hendricks agreed to not compete with the Company for a period of three years following his retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: March 28, 2014	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development Officer and General Counsel